Dated January 27, 2006 as Amended January 31, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	January 27, 2006
Settlement Date (Original Issue Date):	February 1, 2006
Maturity Date:	February 1, 2011
Principal Amount:	US$125,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.250%
Selling Concession:	0.150%
All-in Price:	99.750%
Treasury Benchmark:	4.25% Notes Due January 15, 2011
Treasury Yield:	4.430%
Spread to Treasury Benchmark:	Plus 88 basis points
Re-Offer Yield:	5.310%
Net Proceeds to Issuer:	US$124,687,500
Interest Rate Per Annum:	5.310%
Interest Payment Dates:	Semi-Annually on the first day of each August and February of each year, commencing August 1, 2006 and ending on the Maturity Date

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Dated January 27, 2006 as Amended January 31, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Initial Redemption Date:	February 1, 2008 (See "Additional Terms-Optional Redemption" below)
Interest Reset Periods and Dates:	NA
Interest Determination Dates:	NA
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates:	February 1, 2008 and each Interest Payment Date thereafter, with not more than 60 nor less than 30 calendar days notice. See "Optional Redemption" below
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962GV35
Other:

Additional Terms:

Interest:

Interest on the Notes will accrue from and including February 1, 2006 and will be payable in U.S. Dollars semi-annually on each August 1 and February 1, commencing on August 1, 2006 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on February 1, 2008 and each Interest Payment Date thereafter (the "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 calendar days prior to the Optional Redemption Date.

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Dated January 27, 2006 as Amended January 31, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

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Dated January 27, 2006 as Amended January 31, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-123085

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the underwriter collect at 1-800-248-3580 or Investor Communications of the issuer at 1-203-357-3950.